Exhibit (a)(5)(B)
N            E            W             S            R            E            L            E             A            S            E
KING PHARMACEUTICALS ANNOUNCES EXTENSION OF CASH TENDER OFFER FOR 2 3/4%
CONVERTIBLE DEBENTURES DUE NOVEMBER 15, 2021
BRISTOL, TENNESSEE, May 26, 2006 — King Pharmaceuticals, Inc. (NYSE: KG) announced today that it has extended the expiration date of its cash tender offer for its 2 3/4% Convertible Debentures due November 15, 2021 (CUSIP Numbers 495582AG3 (registered) and 495582AF5 (restricted)) (the “Debentures”) to 12:01 a.m., New York City time, on Friday, June 2, 2006. The offer was previously scheduled to expire at 12:01 a.m., New York City time, on Friday, May 26, 2006. King is extending the tender offer period in order to respond to comments received from the U.S. Securities and Exchange Commission (the “SEC”), pursuant to the SEC’s routine review of tender offer filings, with respect to King’s Tender Offer Statement on Schedule TO, as well as the related Offer to Purchase and Letter of Transmittal. King believes that it can address these comments in a manner satisfactory to both the SEC and King by the new expiration date.
In the tender offer, King is offering to purchase any and all outstanding Debentures at a purchase price of $996.25 per $1,000 of principal amount of the Debentures, plus accrued and unpaid interest to, but excluding, the date the Debentures are purchased by King, payable in cash. As of the date the tender offer commenced, Debentures in the aggregate principal amount of $180.0 million were outstanding, all held by third parties unaffiliated with King. As of May 25, 2006, based on the information provided by Computershare Trust Company of New York, the Depositary for the tender offer, approximately $170.0 million of aggregate principal amount of the Debentures (or 94.44%) have been validly tendered in the tender offer, and none have been withdrawn.
Questions regarding the tender offer may be directed to Citigroup Corporate and Investment Banking, the Dealer Manager for the tender offer, at (877) 531-8365 (toll free) or to Georgeson Shareholder Communications, Inc., the Information Agent for the tender offer, at (800) 866-1394 (toll free) or (212) 440-9800. Holders of the Debentures can obtain additional copies of documents related to the tender offer by contacting Georgeson.
Neither King, the Dealer Manager, the Information Agent nor the Depositary is making any recommendation as to whether or not Debentures should be tendered pursuant to the tender offer. Holders should determine whether or not to tender their Debentures pursuant to the tender offer based upon, among other things, their own assessment of the current market value of the Debentures, as well as their liquidity needs and investment objectives.

This news release is merely a notification of the extension of the tender offer and is neither an offer to sell nor a solicitation of an offer to buy any securities. The tender offer is being made only through the Offer to Purchase and related materials. Holders of the Debentures should read carefully the Tender Offer Statement on Schedule TO (including any amendments that may be filed thereto), the Offer to Purchase, the Letter of Transmittal and other tender offer documents that King has filed with the SEC.
Forward-looking Statements
This news release contains forward-looking statements which reflect management’s current views of future events and operations, including, but not limited to, statements pertaining to King’s belief that it will be able to respond to the SEC’s comments by the new expiration date; and statements pertaining to King’s plan to pay the tender consideration for the Debentures validly tendered and not withdrawn. These forward-looking statements involve certain significant risks and uncertainties, and actual results may differ materially from the forward-looking statements. Some important factors which may cause actual results to differ materially from the forward-looking statements include: dependence on the willingness of the holders of outstanding Debentures to tender such Debentures to King pursuant to the tender offer; and dependence on King’s ability to conduct and consummate the tender offer as expected. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the “Risk Factors” section and other sections of King’s Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended March 31, 2006, which are on file with the U.S. Securities and Exchange Commission. King does not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.
# # #
Contacts:
James E. Green, Executive Vice President, Corporate Affairs — 423-989-8125
David E. Robinson, Senior Director, Corporate Affairs — 423-989-7045
EXECUTIVE OFFICES
KING PHARMACEUTICALS, INC.
501 FIFTH STREET, BRISTOL, TENNESSEE 37620